EXHIBIT (h)(3)
BLUE SKY FILING SERVICES AGREEMENT
     THIS BLUE SKY FILING SERVICES AGREEMENT is made as of the                      day of                     , 2007, by and between Williams Capital Management Trust, a Delaware statutory trust (the “Trust”),and UMB Fund Services Inc., Inc., a Wisconsin corporation (“UMBFS”).
RECITALS:
     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as mended (the “1940 Act) and is authorized to issue shares of beneficial interest (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and
     WHEREAS, the Trust and UMBFS desire to enter into an agreement pursuant to which UMBFS shall provide certain services with respect to the establishment and/or maintenance of state securities law filings on behalf of such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and UMBFS may agree upon and include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”).
AGREEMENTS:
     NOW, THEREFORE, in consideration of the above recitals and the mutual covenants contained in this Agreement, the parties agree as follows:
     1. Appointment. The Trust hereby appoints UMBFS to provide the services to the Funds described in Section 4 of this Agreement, for the period and on the terms set forth herein. UMBFS accepts such appointment and agrees to furnish the services described in Section 4 of this Agreement in return for the compensation set forth on Exhibit B attached hereto. In the event that the Trust decides to add one or more new portfolios, series or classes to a Fund, with respect to which it wishes to retain UMBFS to provide services hereunder to such Fund or Funds, the Trust shall notify UMBFS in writing. UMBFS shall notify the Trust in writing of any terms and compensation that differ from the provisions of this Agreement. Upon acceptance by the Trust of such terms, the portfolio, series or class shall become a Fund hereunder.
     2. Delivery of Documents. The Trust will furnish UMBFS with copies of each of the following, as applicable, upon the commencement of this Agreement:
          (a) A listing of all jurisdictions in which the Trust desires UMBFS to effect a notice filing for each Fund or a listing of all jurisdictions in which each Fund that has commenced operations is lawfully available for sale as of the date of this Agreement (the “Filing List”). The Trust represents and warrants to UMBFS that each Fund is lawfully eligible for sale in each jurisdiction indicated for such Fund on the list furnished to UMBFS pursuant to this Section 2(a);
          (b) Each Fund’s most recent Registration Statement or Post-Effective Amendment, as applicable, filed under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the “1940 Act”) with the Securities and Exchange Commission (the “SEC”);
          (c) Each Fund’s most recent prospectus and statement of additional information and, if applicable, most recent annual report;
          (d) If applicable, those documents necessary to obtain and/or maintain issuer agent/dealer registrations including, but not limited to fingerprint cards, photos, examination score reports and surety bonds; and
          (e) A certified copy of the resolutions of the Funds’ Board of Trustees approving the execution of this Agreement and appointment of UMBFS to perform the services set forth hereunder.
     3. Obligations of Trust. To enable UMBFS to perform its duties hereunder, the Trust agrees to assume the following obligations:
          (a) To provide UMBFS with written instructions regarding (i) the amount of Shares to be qualified for sale from time to time for each Fund in each jurisdiction listed on the Filing List; (ii) the warning threshold to be maintained with respect to each Fund in each such jurisdiction; and (iii) any other matter upon which UMBFS requests direction or advice from the Trust in connection with the performance of its duties hereunder (collectively, “Written Instructions”); and
          (b) To provide UMBFS with amendments and supplements to each of the documents required to be delivered under Section 2 of this Agreement, as soon as the same become available, in such quantities as UMBFS shall determine are reasonably necessary to perform its obligations under Section 4 hereof.
     4. Services and Duties. UMBFS agrees to perform the specific services listed in this Section 4. In performing such services, UMBFS will act under the supervision and control of, and in accordance with the instructions and directions of the Trust. Unless otherwise provided in this Agreement, UMBFS shall act only upon Written Instructions.
          (a) UMBFS shall effect and maintain, as the case may be, the qualification of Shares of the Funds for sale under the securities laws of the jurisdictions indicated for each Fund on the Filing List furnished to UMBFS pursuant to Section 2(a) of this Agreement by filing Form NF or such other form(s) as a jurisdiction may require, in such amounts as are set forth from time to time in the Trust’s Written Instructions, as well as required issuer agent/dealer applications (collectively, “Blue Sky Filings”), and, subject to the limitations of Section 5, remitting fees to such jurisdictions as required under applicable Blue Sky laws.
          (b) UMBFS shall file with each jurisdiction on the Filing List, as required, the appropriate materials relating to the Funds, including, but not limited to the Funds’ Registration Statements or Post-Effective Amendments, definitive copies of the Funds’ prospectuses and statements of additional information and any supplements thereto, annual reports, and the documents necessary to procure issuer agent/dealer registrations, if applicable.
          (c) UMBFS shall monitor sales in each jurisdiction set forth on the Filing List for each Fund on a daily basis. Unless it receives Written Instructions to the contrary, UMBFS typically maintains an offering amount equal to double the amount sold during the current notice period or the immediately preceding notice period in each jurisdiction that does not permit the qualification of an indefinite offering amount. In the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions, UMBFS will promptly prepare an amendment to the Fund’s notice permit to increase the offering amount.
          (d) In connection with the foregoing, the Trust hereby grants to UMBFS the limited power of attorney on behalf of the Funds to sign all Blue Sky forms and other related documents.
          (e) As requested by the Trust, UMBFS shall provide reports of sales activities in each jurisdiction on the Filing List for each Fund. Sales will be reported by state of shareholder residence for sales to individual shareholders or to omnibus accounts whose account owners transmit underlying shareholder information to UMBFS via electronic interfaces. Trades by all other omnibus accounts will be reported by the trustee’s or other omnibus account owner’s state of residence. NSCC trades will be reported by the state provided by the dealer at the point of sale.
          (f) UMBFS shall keep those records prepared pursuant to its obligations under this Agreement, as well as any records received by UMBFS from the Funds’ prior Blue Sky services provider, if applicable, in the form and manner, and for such periods as it may deem advisable but not inconsistent with the rules and regulations of appropriate governmental authorities, in particular, Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS may deliver to the Trust from time to time, at the Trust’s sole expense, for safekeeping or disposition by the Trust in accordance with law, such records, papers and documents accumulated in connection with the execution of its duties or received from former service providers, as UMBFS may deem expedient. The Trust shall assume all responsibility for any failure thereafter to produce any record, paper or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records maintained by UMBFS, which have not been previously delivered to the Trust pursuant to the foregoing provisions of this paragraph shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees and auditors of the Trust, and shall be delivered to the Trust promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS (to the extent permitted under applicable license agreements) on the date of such termination or such earlier date as may be requested by the Trust. Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.
          (g) UMBFS shall be entitled to rely on any Written Instructions it receives from the Trust pursuant to this Agreement, and shall be protected in any action it takes or does not take in reliance upon directions, advice or Written Instructions it receives from the Trust; provided, however, that UMBFS shall remain liable for any action or inaction on its part that constitutes bad faith, negligence or willful misconduct in connection with the performance of its duties hereunder. In the event UMBFS is asked to correct any action or inaction of any former service provider, then UMBFS shall provide such services and be entitled to such compensation as the parties may mutually agree.
     5. Payment of Fees. Subject to payment to UMBFS in advance, UMBFS will remit to the respective jurisdictions the appropriate fees for each Blue Sky Filing. The Trust will, from time to time as specifically agreed between the parties, send checks to UMBFS for the payment of such fees promptly upon request by UMBFS. UMBFS intends to prepare and file applications to renew notice permits and issuer agent/dealer registrations at least one month prior to the expiration dates, or sooner in jurisdictions that require earlier receipt of renewal applications. Whenever possible, UMBFS will request the funds necessary for the payment of renewal fees ten business days in advance of the date the fees are required by UMBFS to accommodate a filing date well in advance of the applicable expiration date. UMBFS may, in its sole discretion, advance fees due for a Blue Sky Filing where such amount does not exceed $5,000. Any amounts so advanced will appear on the Trust’s next regular monthly invoice, and are payable in accordance with the terms of Section 6 hereof.
     6. Compensation. For the services provided by UMBFS under this Agreement, the Trust agrees to pay UMBFS the fees set forth on Exhibit “B” hereto. The fees shall be calculated in arrears and billed on a monthly basis. The Trust agrees to pay all fees within thirty days of receipt of each invoice. UMBFS retains the right to charge interest in the amount of 1-1/2 percent per month on any amounts that remain unpaid beyond such thirty day period. The prices for services set forth on Exhibit “B” shall be fixed through the end of the Initial Term of the Agreement, as hereinafter defined, UMBFS shall present the Trust with a revised Exhibit “B” reflecting UMBFS’ fees for the upcoming term at least one hundred fifty (150) days prior to the end of the Initial Term and each subsequent term of the Agreement.
     7. Limitations of Liability. UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, so long as it acts in good faith and with due diligence and is not negligent or guilty of any willful misconduct in connection with the performance of its duties. Without limiting the generality of the foregoing or any other provision of this Agreement, UMBFS shall not be liable for (i) losses beyond its control, provided that it has acted in accordance with the standard of care set forth above; (ii) the validity or invalidity or authority or lack thereof of any Written Instruction, which UMBFS reasonably believes to be genuine, (iii) the failure to file on a timely basis any material or pay a filing fee to be provided by the Trust that was not received on a timely basis from the Trust; (iv) the accuracy or adequacy of materials it receives from the Trust for filing; or (v) subject to Section 9, delays or errors or other loss of data occurring by reason of circumstances beyond UMBFS’ control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.
     Notwithstanding anything in this Agreement to the contrary, neither UMBFS nor its affiliates shall be liable to the Trust or any Fund for any consequential, special or indirect losses or damages which the Trust or any Fund may incur or suffer by or as a consequence of UMBFS’ performance of its services hereunder, whether or not the likelihood of such losses or damages was known by UMBFS or its affiliates.
     8. Indemnification. The Trust agrees and acknowledges that UMBFS has not prior to the date hereof assumed, and will not assume, any obligations or liabilities arising out of the conduct of the Trust or its service providers prior to the date hereof of those duties which UMBFS has agreed to perform pursuant to this Agreement. The Trust further agrees to indemnify UMBFS against any losses, claims, damages or liabilities to which UMBFS may become subject in connection with or arising out of (i) the conduct by the Trust or its service providers of such duties prior to the date hereof; (ii) a breach of any of the Trust’s obligations, representations or warranties hereunder; and (iii) any action or omission to act which UMBFS takes at the request or direction of the Fund or in reliance on Written Instructions.
     9. Disaster Recovery. UMBFS shall make reasonable provision for emergency electronic data processing equipment. In the event of equipment failures, UMBFS shall take reasonable steps to minimize services interruptions. UMBFS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by UMBFS’ own bad faith, negligence or willful disregard of its duties under this Agreement.
     10. Service to Other Companies or Accounts. The Trust understands that the persons employed by UMBFS to assist in the performance of UMBFS’ duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of UMBFS or any affiliate of UMBFS to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, including services of the type provided hereunder.
     11. Notices. Any notice or other instrument or materials authorized or required by this Agreement to be given in writing to the Trust or to UMBFS shall be sufficiently given if addressed to such party and received by it at its office set forth below or at such other party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.
To the Trust:
Williams Capital Management Trust
650 Fifth Avenue
New York, New York 10019
Attention: President
UMBFS:
UMB Fund Services, Inc.
803 West Michigan Street, Suite A
Milwaukee, Wisconsin 53233
Attn: General Counsel
     12. Term and Termination. Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective. In the event such notice is given by the Trust, it shall be accompanied by a notice of designation of a successor Blue Sky service provider. In the event such notice is given by UMBFS, the Trust shall on or before the termination date, deliver to UMBFS a notice of designation of a successor Blue Sky service provider. In the absence of such designation by the Trust, the Trust shall be deemed to be its own Blue Sky service provider as of the termination date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the Trust upon such termination, shall be immediately due and payable upon and notwithstanding such termination. Upon the termination of the Agreement as provided herein, UMBFS, upon the written request of and at the expense of the Trust, shall deliver to the Trust or its successor Blue Sky service provider the records maintained hereunder, in the form maintained by UMBFS (to the extent permitted under applicable license agreements). The Trust shall be responsible to UMBFS for all costs and expenses associated with the preparation and delivery of such media, including, but not limited to: (a) out-of-pocket expenses; (b) any custom programming requested by the Trust in connection with the preparation of such media and agreed upon by UMBFS; (c) transportation of forms and other materials used in connection with the maintenance of the qualification of the Shares by UMBFS; and (d) transportation of records and files in the possession of UMBFS. In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Trust and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Trust. UMBFS shall not reduce the level of service provided to the Funds prior to termination following notice of termination by the Trust.

     13. Amendment to this Agreement. This Agreement may be amended only by the written agreement of both parties hereto.
     14. Governing Law. This Agreement shall be governed by the internal laws of the State of Wisconsin without regard to its conflict of law provisions.
     15. Confidentiality. UMBFS agrees to maintain all information about the Funds that UMBFS acquires pursuant to this Agreement in confidence, and UMBFS agrees not to use, or permit the use of, any such information for any purpose except as set forth herein, or to disclose any such information to any person except as required to perform its duties hereunder, without the prior consent of the Trust, which consent shall not be unreasonably withheld and may not be withheld where UMBFS may be exposed to civil or criminal contempt proceedings or is required to divulge such information to duly constituted authorities. Information that is generally known to the public or has become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives shall not be subject to this Section.
     16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their constructions or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

WILLIAMS CAPITAL MANAGEMENT TRUST		UMB FUND SERVICES, INC.

By:		By:

	Title:		Title:

Schedule A
to the
Blue Sky Filing Services Agreement
by and between
Williams Capital Management Trust
and
UMB Fund Services, Inc.
FUNDS
Williams Capital Liquid Assets Fund
•	Institutional Shares

•	Service Shares

Schedule B
to the
Blue Sky Filing Services Agreement
by and between
Williams Capital Management Trust
and
UMB Fund Services, Inc.
FEES
Permit Fees
•	Notice Permits (First Tier)
     Per Permit Fees
•	This fee is based on a per permit fee as follows:
$50.00 per permit up to 2,000 permits;
$40.00 per permit from 2,001 permits to 5,000 permits; and
$30.00 per permit from 5,001 and beyond.
•	Includes preparing and filing all renewal notice applications and amendment applications to increase offering amounts; daily sales monitoring; and ongoing analysis to manage offering amounts, as described in the preceding pages.
     Per Filing Fees (Second Tier)
•	$50 per filing for initial notice applications for a new fund or portfolio or class.

•	$50 per filing for amendment applications to reflect changes in fund names or addresses, to merge or terminate funds, to remove classes, portfolios or prospectuses, to change fiscal year ends or to change distributors.

•	$25 per filing of the definitive prospectus and statement of additional information, annual report, post-effective amendment, and supplements to the states that still require the filing of such documents.

•	$50 for each claim of exemption filing.
•	Related Fees
•	Research

$150 per hour

Includes determining availability of exemptions and research on other Blue Sky issues, done only upon request or with your prior approval.
•	Out-of-pocket expenses

Out-of-pocket expenses include, but are not limited to, postage, photocopying, express delivery, and other out-of-pocket expenses.

•	Customized Reports

No charge, typically. Reports requiring an unusually large amount of programming time may require the payment of programming fees not to exceed $150 per hour. Programming fees will not be incurred without your prior approval.

•	Interface/Conversion Fees

$150 per hour. Includes programming fees to convert both Blue Sky sales data and permit information, and design of an interface with transfer agent and/or broker-dealers to download sales nightly.